EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION
ANNOUNCES THIRD QUARTER 2006 RESULTS
     (Fort Smith, Arkansas, October 23, 2006) — Arkansas Best Corporation (Nasdaq: ABFS) today announced third quarter 2006 revenue of $507.3 million, an 11.2% per-day increase versus $463.3 million from continuing operations in the third quarter of 2005. Third quarter 2006 income from continuing operations was $1.24 per diluted share compared to $1.58 per diluted share in the third quarter of 2005. Excluding a previously disclosed after-tax settlement accounting charge of $0.02 per share, earnings were $1.26 per diluted share. This was an improvement of $0.06 per share over third quarter 2005 earnings from continuing operations of $1.20 per diluted share, after adjusting for a $0.38 per share gain on the sale of properties to G.I. Trucking Company.
     “ABF’s third quarter operating ratio, excluding the settlement accounting charge, was in the eighties for only the fourth time in the last thirty-five years,” said Robert A. Davidson, Arkansas Best President and Chief Executive Officer. “As a result, for the past twelve-month period, Arkansas Best’s After-Tax Return on Capital Employed was 17% and our company’s balance sheet continues to be one of the strongest in the transportation industry.”
ABF Freight System, Inc.®
     “During this year’s third quarter, ABF experienced a healthy balance of tonnage growth and yield increases that produced a successful quarter,” said Mr. Davidson. “ABF’s total tonnage per day increased by 2.5%. Total tonnage would have been higher if we had not reduced spot volume tonnage with higher prices during the third quarter. Total billed revenue per hundredweight without fuel surcharge increased by 3.1% which included yield improvement and the impact of profile changes.”
     ABF had third quarter 2006 revenue of $493.7 million, a per-day increase of 11.0% compared to third quarter 2005 revenue of $451.8 million. Third quarter 2006 operating income at ABF, excluding the settlement accounting charge, was $50.5 million compared to $52.0 million in the third quarter of 2005. ABF’s third quarter 2006 operating ratio was 89.8%, after adjusting for the settlement accounting charge, versus an operating ratio of 88.5% during the third quarter of 2005.
     “ABF’s quarterly operating ratio wasn’t quite as good as the superior number that we posted in the third quarter of last year, but it still reflected an excellent result,” Davidson continued. “In the third quarter of this year, ABF took aggressive steps to improve service levels to customers. In addition to reducing spot volume tonnage, ABF has added approximately 2,000 new employees throughout its network, resulting in a net increase of over 750 in ABF’s total employee count since the first of the year. The additional employees also allowed us to reduce our rail usage and thus increase the amount of freight moving in ABF’s linehaul network. This successful recruiting effort will also position ABF for future growth, especially as we expand in the regional markets.”
     “ABF’s productivity statistics, as measured by total weight per labor hour, declined by 4.3% during this year’s third quarter. This was only partially explained by ABF’s reduction in larger shipments,” said Mr. Davidson. “As we have seen in the past, the addition of a large number of employees resulted in an initial reduction of productivity. When these costs are combined with the costs of improvements in customer service levels, ABF’s third quarter operating ratio increased by nearly a point. Our past experience suggests that productivity will improve as the new employees gain experience.”
     Since the end of the third quarter, the percentage change in ABF’s total tonnage per day is running in the mid-to-high single digits below the same period last year. Excluding the impact of reductions in spot volume tonnage that ABF continues to experience, the percentage change in early October tonnage is flat to down in the low, mid-single digits compared to the same period last year. “In early October, ABF began to experience a slowdown in freight tonnage that appears to be related mostly to retail customers who have delayed the timing of normal holiday orders,” said Mr. Davidson. “In addition, based on the continuing decline of ABF’s spot volume tonnage, we suspect that this slowdown is related to softness in the truckload market.”
     Total billed revenue per hundredweight was $25.91, an increase of 6.1% when compared to $24.43 in the third quarter of 2005. Total billed revenue per hundredweight, excluding fuel surcharge, increased by 3.1%. “During the third quarter, ABF secured good increases in a pricing environment that is competitive, yet rational,” said Mr. Davidson. “ABF has a continued focus on obtaining necessary price increases on its base freight rates, especially as fuel prices and related surcharges decline,” said Mr. Davidson. “ABF will maintain its overall pricing philosophy of focusing on individual account profitability.”
     In August, ABF began marketing its Regional Performance Model or RPM which provides improved next-day and second-day services throughout the East Coast. Beginning in October, ABF has expanded its RPM operation to include most facilities in the eastern two-thirds of the United States. New RPM linehaul operating models that are separate from and parallel to those of ABF’s national linehaul network are being developed. Once all of these are in place in November, ABF will be offering RPM service in 220 of its 288 systemwide facilities. “The initial RPM operations are going well, and ABF is adding new employees and making capital investments in equipment to support this initiative. Our sales and operations employees are excited about the additional business and growth opportunities in RPM,” said Mr. Davidson. “It is important to remember, however, that business development in these new lanes will occur gradually over time. We do not expect these RPM shipments to have a meaningful impact on our system revenue totals until sometime in 2007.”
     “We anticipate fourth quarter operating ratio deterioration of as much as a percentage point related to continuing investments in ABF’s RPM initiative,” said Mr. Davidson. “Though establishment of the RPM network will require initial costs and investments that may adversely affect our current results, ABF is firmly committed to this new market and we expect it to provide significant future long-term growth opportunities. Fortunately, our strong balance sheet, considerable cash reserves and ABF’s flexibility in offering value to the marketplace allow us to be patient while establishing a new service like RPM.”
Common Stock Purchase
     During the third quarter of 2006, Arkansas Best purchased 100,000 shares of its common stock in the open market for an aggregate cost of $4.2 million. These common shares were added to the company’s treasury stock. Since January 2003, Arkansas Best has purchased 1,243,150 shares totaling $41.7 million. Under a program announced in July 2005, Arkansas Best currently has authorization to purchase up to an additional $33.3 million of its common stock. Arkansas Best plans to continue making open-market purchases of its stock on an opportunistic basis.

Accounting for Defined Benefit Pension and Other Postretirement Plans
     The Financial Accounting Standards Board recently issued Statement No. 158, which requires the funded status of defined benefit pension and other postretirement benefit plans to be recognized in the balance sheet. As a result of adjusting liabilities to record the funded status of Arkansas Best’s plans, previously unrecognized actuarial losses and prior service costs will be recognized, net of deferred taxes, within a component of stockholders’ equity. Actual results and assumptions used to determine the funded status of the company’s plans will vary. Based on current information, Arkansas Best’s stockholders’ equity is estimated to be reduced, net of deferred taxes, by approximately $40 million at December 31, 2006 due to the new accounting standard.
Conference Call
     Arkansas Best Corporation will host a conference call with company executives to discuss the 2006 third quarter results. The call will be today, Monday, October 23, at 11:00 a.m. EDT (10:00 a.m. CDT). Interested parties are invited to listen by calling (877) 275-1257 or (706) 634-6529 (for international callers). Following the call, a recorded playback will be available through the end of the day on Friday, November 17, 2006. To listen to the playback, dial (800) 642-1687 or (706) 645-9291 (for international callers). The conference call ID for the playback is 7883322. The conference call and playback can also be accessed, through Friday, November 17, on Arkansas Best’s Web site at www.arkbest.com.
Company Description
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at www.arkbest.com and www.abf.com.
Forward-Looking Statements
     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “forecast,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements.

Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims; union and non-union employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best’s Securities and Exchange Commission (“SEC”) public filings.
     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
		(Unaudited)
	($ thousands, except share and per share data)
OPERATING REVENUES	$507,307	$463,251	$1,411,523	$1,284,994

OPERATING EXPENSES AND COSTS(1)	457,519	398,402	1,307,429	1,165,228

OPERATING INCOME	49,788	64,849	104,094	119,766

OTHER INCOME (EXPENSE)
Short-term investment income	1,333	629	3,547	1,520
Interest expense and other related financing costs	(292)	(297)	(833)	(1,775)
Other, net	831	759	1,782	862

	1,872	1,091	4,496	607

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	51,660	65,940	108,590	120,373

FEDERAL AND STATE INCOME TAXES
Current	20,966	25,699	46,809	57,718
Deferred	(852)	34	(4,553)	(10,628)

	20,114	25,733	42,256	47,090

INCOME FROM CONTINUING OPERATIONS	31,546	40,207	66,334	73,283

DISCONTINUED OPERATIONS, NET OF TAX
Income from operations	—	360	530	1,154
Gain from disposal	—	—	3,063	—

	—	360	3,593	1,154

NET INCOME	$31,546	$40,567	$69,927	$74,437

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.26	$1.60	$2.64	$2.89
Income from discontinued operations	—	0.01	0.14	0.05

NET INCOME	$1.26	$1.61	$2.78	$2.94

AVERAGE COMMON SHARES OUTSTANDING (BASIC)	25,128,232	25,174,584	25,197,419	25,343,768

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.24	$1.58	$2.59	$2.85
Income from discontinued operations	—	0.01	0.14	0.04

NET INCOME	$1.24	$1.59	$2.73	$2.89

AVERAGE COMMON SHARES OUTSTANDING (DILUTED)	25,523,367	25,531,101	25,577,947	25,738,026

CASH DIVIDENDS PAID PER COMMON SHARE	$0.15	$0.15	$0.45	$0.39

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

(1)	The three and nine months ended September 30, 2005 includes a $15.4 million pre-tax gain from the sale of properties to G.I. Trucking Company.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2006	2005
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$13,273	$5,767
Short-term investment securities	132,333	121,239
Accounts receivable, less allowances (2006 – $5,040; 2005 – $4,643)	169,550	149,551
Other accounts receivable, less allowances (2006 – $1,597; 2005 – $1,536)	8,633	8,568
Prepaid expenses	9,071	13,830
Deferred income taxes	39,249	34,859
Prepaid income taxes	1,983	3,346
Other	6,796	7,821
Assets of discontinued operations	—	23,901

TOTAL CURRENT ASSETS	380,888	368,882

PROPERTY, PLANT AND EQUIPMENT
Land and structures	230,677	228,329
Revenue equipment	481,068	413,609
Service, office and other equipment	135,221	121,488
Leasehold improvements	17,365	15,686

	864,331	779,112
Less allowances for depreciation and amortization	421,011	397,036

	443,320	382,076

PREPAID PENSION COSTS	22,184	25,855

OTHER ASSETS	60,720	80,331

GOODWILL, less accumulated amortization (2006 and 2005 – $32,037)	63,932	63,916

	$971,044	$921,060

Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain prior year amounts have been reclassified to conform to the current year presentation.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS — continued

	September 30	December 31
	2006	2005
	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$22,350	$18,851
Accounts payable	65,631	54,137
Income taxes payable	10,294	12,239
Accrued expenses	169,995	173,293
Current portion of long-term debt	263	317
Liabilities of discontinued operations	—	10,193

TOTAL CURRENT LIABILITIES	268,533	269,030

LONG-TERM DEBT, less current portion	1,184	1,433

OTHER LIABILITIES	49,247	59,265

DEFERRED INCOME TAXES	40,185	37,251

OTHER COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2006: 26,385,248 shares; 2005: 26,281,801 shares	264	263
Additional paid-in capital	249,120	242,953
Retained earnings	405,505	347,051
Treasury stock, at cost, 2006: 1,302,932 shares; 2005: 902,932 shares	(42,697)	(25,955)
Unearned compensation – restricted stock	—	(5,103)
Accumulated other comprehensive loss	(297)	(5,128)

TOTAL STOCKHOLDERS’ EQUITY	611,895	554,081

	$971,044	$921,060

Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain prior year amounts have been reclassified to conform to the current year presentation.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30
	2006	2005
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net income	$69,927	$74,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,947	44,689
Other amortization	159	191
Settlement accounting expense	10,104	—
Share-based compensation expense	3,494	527
Provision for losses on accounts receivable	463	1,414
Deferred income tax benefit	(4,553)	(9,763)
Fair value of interest rate swap	—	(873)
Gain on disposal of discontinued operations, net of taxes	(3,063)	—
Gain on sales of assets and other	(3,006)	(16,724)
Excess tax benefits from share-based compensation	(1,106)	—
Changes in operating assets and liabilities:
Receivables	(19,381)	(16,726)
Prepaid expenses	4,721	6,920
Other assets	17,711	(12,836)
Accounts payable, taxes payable, accrued expenses and other liabilities	(7,355)	33,510

NET CASH PROVIDED BY OPERATING ACTIVITIES	118,062	104,766

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(109,241)	(77,047)
Proceeds from asset sales	10,546	26,977
Proceeds from disposal of discontinued operations	21,450	—
Purchases of short-term investment securities	(310,349)	(258,598)
Proceeds from sales of short-term investment securities	299,255	203,030
Capitalization of internally developed software and other	(3,299)	(3,176)

NET CASH USED BY INVESTING ACTIVITIES	(91,638)	(108,814)

FINANCING ACTIVITIES
Payments on long-term debt	(303)	(327)
Net change in bank overdraft	2,877	3,344
Payment of common stock dividends	(11,473)	(9,915)
Purchases of treasury stock	(16,742)	(12,621)
Excess tax benefits from share-based compensation	1,106	—
Proceeds from the exercise of stock options and other	5,617	2,433

NET CASH USED BY FINANCING ACTIVITIES	(18,918)	(17,086)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,506	(21,134)
Cash and cash equivalents at beginning of period	5,767	32,359

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,273	$11,225

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA,
OPERATING RATIOS AND FINANCIAL STATISTICS

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2006		2005		2006		2005
				(Unaudited)
				($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)	$493,722		$451,806		$1,374,256		$1,253,414
Other revenues and eliminations	13,585		11,445		37,267		31,580

Total consolidated operating revenues	$507,307		$463,251		$1,411,523		$1,284,994

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$278,581	56.4%	$256,691	56.8%	$803,958	58.5%	$751,747	60.0%
Supplies and expenses	78,732	15.9	65,885	14.6	220,731	16.1	183,578	14.6
Operating taxes and licenses	12,257	2.5	11,275	2.5	35,470	2.6	32,710	2.6
Insurance	7,718	1.6	7,960	1.8	21,791	1.6	20,828	1.7
Communications and utilities	3,677	0.7	3,481	0.8	11,541	0.8	10,633	0.8
Depreciation and amortization	16,569	3.4	13,733	3.0	46,602	3.4	39,559	3.2
Rents and purchased transportation	45,707	9.3	40,653	9.0	119,920	8.7	105,533	8.4
Other	1,406	0.3	877	0.2	2,730	0.2	2,934	0.2
Settlement accounting expense	1,021	0.2	—	—	10,104	0.7	—	—
Gain on sale of property and equipment	(1,388)	(0.3)	(702)	(0.2)	(2,875)	(0.2)	(1,364)	(0.1)

	444,280	90.0%	399,853	88.5%	1,269,972	92.4%	1,146,158	91.4%

Other expenses and eliminations(2)	13,239		(1,451)		37,457		19,070

Total consolidated operating expenses and costs	$457,519		$398,402		$1,307,429		$1,165,228

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$49,442		$51,953		$104,284		$107,256
Other income and eliminations(2)	346		12,896		(190)		12,510

Total consolidated operating income	$49,788		$64,849		$104,094		$119,766

(1)	Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

(2)	The three and nine months ended September 30, 2005 includes a $15.4 million pre-tax gain from the sale of properties to G.I. Trucking Company.

Note:	Certain prior year amounts have been reclassified to conform to current year presentation.

Rolling Twelve Months
Ended
September 30, 2006
FINANCIAL STATISTICS

After-Tax Return on Capital Employed(3)	16.9%

(3)	(Net income from continuing operations + interest after tax) / (average total debt + average equity)

ARKANSAS BEST CORPORATION
RECONCILIATIONS OF GAAP EARNINGS AND EARNINGS PER SHARE

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
		(Unaudited)
	($ thousands, except per share data)
ABF Freight System, Inc.

Operating Income
Amounts from continuing operations, on a GAAP basis	$49,442	$51,953	$104,284	$107,256
Settlement accounting charges, pre-tax	1,021	—	10,104	—

Non-GAAP amounts disclosed	$50,463	$51,953	$114,388	$107,256

Operating Ratio
Amounts from continuing operations, on a GAAP basis	90.0%	88.5%	92.4%	91.4%
Settlement accounting charges, pre-tax	(0.2)	—	(0.7)	—

Non-GAAP amounts disclosed	89.8%	88.5%	91.7%	91.4%

Arkansas Best Corporation — Consolidated

Operating Income
Amounts from continuing operations, on a GAAP basis	$49,788	$64,849	$104,094	$119,766
Settlement accounting charges, pre-tax	1,021	—	10,104	—
Gain on sale of properties to G.I. Trucking Company, pre-tax	—	(15,370)	—	(15,370)

Non-GAAP amounts disclosed	$50,809	$49,479	$114,198	$104,396

Income
Amounts from continuing operations, on a GAAP basis	$31,546	$40,207	$66,334	$73,283
Settlement accounting charges, after-tax	621	—	6,141	—
Gain on sale of properties to G.I. Trucking Company, after-tax	—	(9,757)	—	(9,757)

Non-GAAP amounts disclosed	$32,167	$30,450	$72,475	$63,526

Diluted Earnings Per Share
Amounts from continuing operations, on a GAAP basis	$1.24	$1.58	$2.59	$2.85
Settlement accounting charges, after-tax	0.02	—	0.24	—
Gain on sale of properties to G.I. Trucking Company, after-tax	—	(0.38)	—	(0.38)

Non-GAAP amounts disclosed	$1.26	$1.20	$2.83	$2.47

Non-GAAP Financial Measures. The company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results.

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006

	Three Months Ended September 30			Nine Months Ended September 30
	2006	2005	% Change	2006	2005	% Change
			(Unaudited)
Workdays	63	64		191	192

Billed Revenue* / CWT	$25.91	$24.43	6.1%	$25.01	$23.77	5.2%

Billed Revenue* / CWT	$22.40	$21.72	3.1%	$21.84	$21.40	2.1%
(without fuel surcharge)

Billed Revenue* / Shipment	$328.85	$310.53	5.9%	$318.95	$295.52	7.9%

Total Shipments	1,482,049	1,466,125	1.1%	4,323,433	4,270,715	1.2%

Total Tonnage (tons)	940,357	931,970	0.9%	2,756,654	2,655,056	3.8%

Tons/Day	14,926	14,562	2.5%	14,433	13,828	4.4%

*	Billed revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.

Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Ms. Judy R. McReynolds, Senior Vice President, Chief Financial Officer and Treasurer Telephone: (479) 785-6281

Mr. David Humphrey, Director of Investor Relations Telephone: (479) 785-6200
END OF RELEASE